Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland Chairman, President & CEO (218) 628-2217	For Immediate Release November 10, 2011

IKONICS REPORTS EARNINGS DIP ON RECORD QUARTERLY SALES

DULUTH, MN—IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, reported record third quarter sales in 2011 of $4,361,000, a 5% increase over the third quarter of 2010. For the quarter, earnings were down 25% to $215,000, or $0.11 per share, compared to $0.15 per share for the corresponding 2010 quarter.

Bill Ulland, IKONICS CEO, said, “The recent trend of record sales with trailing earnings continued into the third quarter. Rising petrochemical costs, an adverse product mix, the cost of launching our new businesses, and delays by the suppliers of DTX printers are the primary reasons for the earnings dip. I believe our recent price increases will help restore profit margins, and, now that DTX printers are being manufactured in Germany and the United States, we expect to see substantially increased sales of consumables as the printers enter the market. I anticipate that these actions, coupled with continued robust sales of our Micromachining business unit, will put us back on the track of profit growth in 2012.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, and new products and businesses that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, availability of equipment sold by the Company or for use with its products, raw materials costs, the ability to identify and make suitable acquisitions, the ability to control costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months and Nine Months Ended September 30, 2011 and 2010

	Three Months Ended		Nine Months Ended
	9/30/11	9/30/10	9/30/11	9/30/10
Net sales	$4,361,312	$4,141,092	$12,601,843	$12,073,724
Cost of goods sold	2,681,509	2,474,188	7,601,207	7,093,266

Gross profit	1,679,803	1,666,904	5,000,636	4,980,458
Operating expenses	1,383,557	1,249,997	4,232,292	3,938,063

Income from operations	296,246	416,907	768,344	1,042,395
Interest income	4,028	6,267	13,371	13,672

Income before income taxes	300,274	423,174	781,715	1,056,067
Income tax expense	85,597	135,831	220,150	277,111

Net income	$214,677	$287,343	$561,565	$778,956

Earnings per common share-diluted	$0.11	$0.15	$0.28	$0.39

Average shares outstanding-diluted	1,987,945	1,975,882	1,985,263	1,972,351

Condensed Balance Sheets

As of September 30, 2011 and December 31, 2010

	9/30/11	12/31/10
	(unaudited)
Assets
Current assets	$8,352,285	$7,811,830
Property, plant and equipment, net	5,406,333	5,012,933
Intangible assets, net	334,541	317,168

	$14,093,159	$13,141,931

Liabilities and Stockholders’ Equity
Current liabilities	$1,086,047	$777,984
Deferred income taxes	171,000	171,000
Long term debt	—	—
Stockholders’ equity	12,836,112	12,192,947

	$14,093,159	$13,141,931

CONDENSED STATEMENTS OF CASH FLOW

For the Nine Months Ended September 30, 2011 and 2010

	9/30/11	9/30/10
Net cash provided by operating activities	$465,752	$715,416
Net cash used in investing activities	(334,980)	(1,580,950)
Net cash provided by financing activities	67,631	20,110

Net increase (decrease) in cash	198,403	(845,424)
Cash at beginning of period	1,291,383	1,304,586

Cash at end of period	$1,489,786	$459,162